Exhibit 99.1

Sep 24, 2010 09:45 ET

Capital Group Holdings, Inc. Acquires Main Street Family Pharmacy LLC

SCOTTSDALE, AZ--(Marketwire - September 24, 2010) -  Capital Group Holdings, Inc. (PINKSHEETS: OOLN), formerly Oasis Online Technologies Corp., announced today that it has acquired Main Street Family Pharmacy LLC in Newbern, TN. This acquisition is a prime example of the Company's strategy to acquire and consolidate fundamentally-sound businesses and assets within the health & wellness market.

Main Street Family Pharmacy is a multi-specialty pharmacy providing retail prescriptions, compounding, durable medical equipment and home infusion services. Main Street Family Pharmacy also sells disposable medical office supplies to hospitals, out-patient clinics, surgery centers, and individual physician offices in 23 states. Main Street Family Pharmacy specializes in the expanding market segment of comprehensive compounding services, providing products for male and female hormone replacement therapy, dermatology, weight loss and anti-aging medications.

Christopher E. Galvin, CEO of Capital Group Holdings, Inc., stated, "The acquisition of Main Street Family Pharmacy provides us with a strong foundation in the health & wellness market and will enable us to pursue additional strategic opportunities."

Christy Newbaker, President of Main Street Family Pharmacy, stated, "We are very excited about joining Capital Group Holdings. The capital and management resources that Capital Group Holdings brings to the pharmacy will allow us to scale our operations, upgrade our infrastructure, and venture into new markets."

About Capital Group Holdings, Inc.

Capital Group Holdings, Inc. (formerly Oasis Online Technologies Corp.) is an acquirer of fundamentally-sound companies that are accepted in the market, scalable and demonstrate a quantifiable value proposition. Our focus is Health and Wellness organizations that have a strong market presence, brand awareness and talented and dedicated management teams with the potential to achieve exceptional performance over time. Capital Group Holdings lends its operational support, managerial style and financial resources to these companies to achieve improvements in top and bottom-line growth and positioning in the marketplace.

About Main Street Family Pharmacy LLC

Main Street Family Pharmacy LLC is a multi-specialty pharmacy located in Newbern, TN. Main Street Family Pharmacy provides comprehensive compounding services including hormone replacement therapy, dermatology, weight loss and anti-aging medications as well as sterile preparation for injections. Main Street Family Pharmacy also provides home infusion services, durable medical equipment, and disposable office supplies for physician offices in 23 states.

Forward-Looking Statements Disclaimer:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Capital Group Holdings, Inc. (fka Oasis Online Technologies Corp.'s) expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. All statements contained herein are based upon current information available to Capital Group Holdings, Inc.'s management as of this date. The business and operations of the Company are subject to substantial risks which increase the uncertainty that forward-looking results will be achieved and actual events or results may vary materially as a result of various important factors including those which management has little or no control. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Back
Contact
Erik J. Cooper
President
480-998-2100